Exhibit 99.1

For investor inquiries, contact: Craig Scott Director of Capital Markets Cano Petroleum, Inc. 800.769.7205 craig@canopetro.com	For media inquiries, contact: Norman Iannarelli HWH Public Relations/New Media 203.856.3487 normani@hwhpr.com

CANO PETROLEUM ANNOUNCES SECOND QUARTER 2006 RESULTS

FORT WORTH, Texas.  February 14, 2006—Cano Petroleum, Inc. (Amex:CFW) today announced its financial results for the second quarter ended December 31, 2005. Following are selected financial highlights from the Company’s 10-QSB:

Second Quarter Results

For the three months ended December 31, 2005, Cano reported a net loss of $1.486 million, or $.06 per diluted share, on revenues of $3.163 million. The net loss included a loss on derivative hedging instruments of $1.635 million and a one-time charge of $362 thousand resulting from the suspension of the Sabine Production Partners, LP, joint venture. For the three months ended December 31, 2004, Cano recorded a net loss of $789 thousand, or $.08 per diluted share, on revenues of $1.454 million.

For the three months ended December 31, 2005, Cano’s sales were 36 MBbls of oil and 111 MMcf of natural gas, or 54 MBOE, a 64% increase when compared to December 31, 2004. During this period, the average prices the Company received for its oil and natural gas were $57.14 per barrel and $8.97 per Mcf, or $58.58 per BOE. For the same period in 2004, oil sales were 25 MBbls at an average price of $47.37 per barrel and natural gas sales were 49 MMcf at an average price of $5.90 per Mcf, or 33 MBOE at an average price of $44.07 per BOE.

Operating revenue for the three-month period ended December 31, 2005, was $3.163 million, up 63% compared to $1.946 million for the prior three-month period ended September 30, 2005. The increase was primarily related to increased production volumes due to the Panhandle acquisition and increased oil and gas prices.  Because the Panhandle transaction closed on November 29, 2005, the field’s contribution to operating revenue included revenue only from the month of December.

Six months Results

For the six months ended December 31, 2005, Cano reported a net loss of $1.944 million, or $.09 per diluted share. Included in the net loss was $865 thousand of operating loss, as well as the previously mentioned loss on hedging contracts of $1.635 million and one-time $362 thousand charge related to the suspension of the Sabine Production Partners, LP joint venture. For the six months ended December 31, 2004, Cano recorded a net loss of $1.375 million, or $.17 per diluted share, which included $1.384 million of operating loss.

For the six months ended December 31, 2005, Cano’s sales were 64 MBbls of oil and 153 MMcf of natural gas, or 89 MBOE, a 68% increase when compared to the six months ended December 31, 2004. During the current six month period, the average prices the Company received for its oil and natural gas were $58.55 per barrel and $8.22 per Mcf, or $57.41 per BOE. For the same period ending December 31, 2004, oil sales were 38 MBbls at an average price of $46.31 per barrel and natural gas sales were 93 MMcf at an average price of $5.88 per Mcf, or 53 MBOE at an average price of $43.75 per BOE.

Operating revenue for the six-month period ended December 31, 2005, was $5.109 million, up 120% compared to $2.319 million for the six-month period ended December 31, 2004. The increase was primarily related to increased production volumes due to the Panhandle acquisition and increased oil and gas prices.

Increase in Proved Reserves

In the period, proved reserves increased over 700%, from 4,787 MBOE to 40,131 MBOE.  The increase was primarily due to the acquisition of the Panhandle Field and the Putnam leases (Putnam reserves as of January 1, 2006).  Of our 40,131 MBOE of proved reserves, 7,696 MBOE (19%) are proved producing reserves, 2,062 MBOE (5%) are proved non-producing reserves and 32,435 MBOE (76%) are comprised of proved undeveloped reserves.

Balance Sheet Review

At December 31, 2005, current assets were $5.258 million, which included $1.593 million of cash. Current liabilities were $1.939 million and long-term debt was $40.750 million. The Company’s credit facilities as of December 31, 2005 had $4 million available. As of December 31, 2005, the Company’s net capitalized costs associated with its oil and gas properties and other equipment were

$105.353 million. Its stockholders’ equity was $40.425 million.  During the quarter, the Company recorded $33.675 million of deferred tax liability resulting primarily from the Panhandle acquisition.

Hedging Activities

Pursuant to Cano’s senior and subordinated credit agreements, the Company was required to enter into financial contracts to hedge its exposure to commodity price risk associated with expected oil and gas production.  For calendar years 2006, 2007, and 2008, the hedged production amounts, as expressed in barrels of oil equivalent per day, are 832, 781, and 735, respectively.  Cano entered into financial contracts to set the following price floors for calendar years 2006 through 2008:

•       Crude oil production of $60/barrel for 2006, and $55/barrel for 2007 and 2008.

•       Natural gas production of $8.50/mcf, $8.00/mcf, and $7.50/mcf for 2006, 2007, and 2008, respectively.

The Company has no derivative hedging contracts that set a price ceiling.  Therefore, it is entitled to 100% of its revenue receipts and, if crude oil and natural gas NYMEX prices are lower than the price floor, it will be reimbursed for the difference between the NYMEX price and floor price.

Acquisition of WO Energy (Panhandle Field)

On November 29, 2005, Cano acquired all of the outstanding common stock of W.O. Energy of Nevada, Inc. (“WO”) for approximately $57.4 million, after purchase price adjustments.  The purchase price consisted of approximately $49.2 million in cash and approximately $8.24 million in restricted shares of common stock.

The acquisition was not eligible for Section 338 treatment.  As defined in the Internal Revenue Service tax code, Section 338 treatment would have enabled Cano to recognize the stepped-up basis in the WO properties approximately equal to the acquisition price, for tax computation purposes.  Therefore, the Company recorded a deferred tax liability of approximately $31.3 million (with an offsetting increase in property basis) in connection with this purchase.

Management Comments

Jeff Johnson, Cano’s Chairman and CEO, stated, “With a better than 60% increase in operational revenue for the quarter, we are very pleased with the Company’s progress. Based on receiving the benefit of a full three months of production from Panhandle, instead of the one month we received in the second quarter, along with the realized and anticipated enhancements discussed in our operations update, the Company expects significant improvement in its fiscal third quarter performance.  The increase in our G&A expenses we view as a positive as we have been ramping up by adding the key personnel and building the infrastructure needed to execute our business strategy.”

Johnson added, “The acquisition of Panhandle was a landmark event for Cano Petroleum and our shareholders – the dramatic impact it will have on our operations should be apparent in our current third fiscal quarter.”

FINANCIAL STATEMENTS AND SCHEDULES FOLLOW

CANO PETROLEUM CORPORATION

Operating Revenue Summary

Three- and six months Ended December 31, 2005 and 2004

(unaudited)

	Quarter ended December 31,		Increase	Six months ended December 31,		Increase
	2005	2004	(Decrease)	2005	2004	(Decrease)
Operating Revenues	$3,163,282	$1,454,392	$1,708,890	$5,109,241	$2,318,552	$2,790,689

Sales
- Oil (MBbls)	36	25	11	64	38	26
- Gas (MMcf)	111	49	62	153	93	60
- Total (MBOE)	54	33	23	89	53	37

Average Price
- Oil ($/ Bbl)	$57.14	$47.37	$9.77	$58.55	$46.31	$12.24
- Gas ($/ Mcf)	$8.97	$5.90	$3.07	$8.22	$5.88	$2.34

See 10-QSB and accompanying notes to these unaudited financials

CANO PETROLEUM CORPORATION

Consolidated Balance Sheet – December 31, 2005

(unaudited)

ASSETS
Current assets
Cash and cash equivalents	$1,592,594
Accounts receivable	2,134,984
Derivative assets	1,020,563
Other current assets	509,537
Total current assets	5,257,678

Oil and gas properties, successful efforts method	106,182,149
Less accumulated depletion and depreciation	(828,988)
Net oil and gas properties	105,353,161

Fixed assets and other, net	4,382,192
Derivative assets	2,661,610
Goodwill	785,796
TOTAL ASSETS	$118,440,437

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$486,549
Oil and gas payable	672,549
Accrued liabilities	469,039
Taxes payable	291,620
Current portion of asset retirement obligations	19,085
Total current liabilities	1,938,842
Long-term liabilities
Long-term debt	40,750,000
Asset retirement obligations	1,651,165
Deferred tax liability	33,675,000
Total liabilities	78,015,007

Commitments and contingencies
Stockholders’ equity
Common stock, par value $.0001 per share; 50,000,000 authorized; 26,847,941 issued and 26,832,158 outstanding; including 2,659,975 shares held in escrow	2,685
Additional paid-in capital	52,625,268
Accumulated deficit	(11,950,488)
Treasury stock, at cost; 15,783 shares held in escrow	(7,102)
Deferred compensation	(244,933)
Total stockholders’ equity	40,425,430
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$118,440,437

See 10-QSB and accompanying notes to these unaudited financials

CANO PETROLEUM CORPORATION

Consolidated Statements of Operations

Three- and six months Ended December 31, 2005 and 2004

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
Operating Revenues:
Crude oil and natural gas sales	$3,163,282	$1,454,392	$5,109,241	$2,318,552

Operating Expenses:
Lease operating expenses	1,240,129	581,621	1,990,302	996,744
Production taxes	191,526	90,177	301,198	149,098
General and administrative	1,686,467	730,413	2,913,758	1,391,979
Deferred compensation expense	146,961	619,314	296,586	909,846
Accretion of asset retirement obligations	24,780	5,810	45,374	10,860
Depletion and depreciation	280,070	140,262	426,859	243,716
Total operating expenses	3,569,933	2,167,597	5,974,077	3,702,243

Loss from operations	(406,651)	(713,205)	(864,836)	(1,383,691)

Other income (expenses):
Loss on hedge contracts	(1,635,537)	—	(1,635,537)	—
Interest expense	(331,440)	—	(331,440)	—
Interest income and deductions, net	94,092	4,252	94,320	9,065
Total other income (expenses)	(1,872,885)	4,252	(1,872,657)	9,065

Net loss before income tax benefit	(2,279,536)	(708,953)	(2,737,493)	(1,374,626)

Deferred income tax benefit	793,000	—	793,000	—

Net loss	(1,486,536)	(708,953)	(1,944,493)	(1,374,626)

Preferred stock discount	—	80,000	—	416,534

Loss applicable to common stock	$(1,486,536)	$(788,953)	$(1,944,493)	$(1,791,160)

Net loss per share - basic and diluted	$(0.06)	$(0.08)	$(0.09)	$(0.17)

Weighted average common shares outstanding
Basic and diluted	23,019,714	10,482,204	20,517,156	10,482,204

See 10-QSB and accompanying notes to these unaudited financials

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States.  Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods.  Cano trades on the American Stock Exchange under the ticker symbol CFW.  Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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